Exhibit 10.2

REVOLVING INVENTORY LOAN AND SECURITY AGREEMENT

This Revolving Inventory Loan and Security Agreement (this “Agreement”) is made as of June __, 2020 (the “Effective Date”), by and between Factors Southwest, L.L.C. d/b/a FSW Funding, an Arizona limited liability (“FSW”) and each of AMMO, Inc., a Delaware corporation and Enlight Group II, LLC, a Delaware limited liability company (collectively and individually, the “Borrower”).

Recitals

WHEREAS, the Parties entered into that certain Factoring and Security Agreement and Addendum to Factoring and Security Agreement, each dated as of July 16, 2019, between the Company and FSW (the “Factoring Agreement”) pursuant to which FSW, as purchaser, purchases certain Accounts of Borrower, as Seller, as the same may be amended, supplemented or restated from time to time.

WHEREAS, the obligations under the Factoring Agreement are secured by that certain Affiliate Guaranty.

WHEREAS, the Borrower has requested, and FSW has agreed, subject to the terms and conditions contained herein, to extend to the Borrower a facility for revolving inventory to be secured by all assets of Borrower, including but not limited to Inventory and Proceeds thereof.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, and of the loans and extensions of credit now or after the date of this Agreement made to or for the benefit of the Borrower by FSW, and intending to be legally bound hereby, the Parties agree as follows:

SECTION I. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the capitalized terms shall have the following meanings:

“Administrative Costs” shall mean wire fees, search fees, and any other expenses incurred by FSW in the administration of the Inventory Loan.

“Affiliate Guaranty” shall mean that Amended and Restated Company Guaranty dated as of even date herewith by and among FSW, the Borrower, Enlight Group, Ammo Munitions, Ammo Technologies and SNI

“Agreement” shall mean this Revolving Inventory Loan and Security Agreement dated as of the Effective Date.

“Advance” shall mean the amount of funds advanced by FSW under the Factoring Agreement.

“Ammo Munitions” shall mean Ammo Munitions, Inc., a Delaware corporation and wholly owned Subsidiary of the Company.

“Ammo Technologies” shall mean Ammo Technologies, Inc., an Arizona corporation and wholly owned Subsidiary of the Company.

“Avoidance Claims” shall mean any claim that any payment received by FSW from or for the account of Borrower or on account of any Collateral is avoidable under the United States Bankruptcy Code or any other state or federal debtor relief statute.

“Borrowing Base” shall mean an amount that is (a) the lesser of (i) fifty percent (50%) of the Inventory Cost, or (ii) the Maximum Inventory Loan Amount, minus (b) the Reserve. FSW has bargained for and Borrower agrees and acknowledges that the value of Inventory not included in the Borrowing Base is included as Collateral.

“Borrowing Base Certificate” shall mean a certificate prepared by Borrower in substantially the form attached hereto as Exhibit “A” and incorporated herein by this reference.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of Arizona or other day on which FSW is not open for business in Phoenix, Arizona.

“Collateral” shall mean all of the Borrower’s existing and later acquired assets, including but not limited to the following: (a) all Inventory, wherever located, all goods, merchandise or other personal property held for sale or lease and all related rights, title and interest, now owned or hereafter acquired or created, all proceeds and products of the foregoing and all additions and accessions to, replacements of, insurance or condemnation proceeds of, and documents covering any of the foregoing, all property received wholly or partially in trade or exchange for any of the foregoing, all leases of any of the foregoing, and all rents, revenues, issues, profits and proceeds arising from the sale, lease, license, encumbrance, collection, or any other temporary or permanent disposition of any of the foregoing or any interest therein; (b) all contract rights related to Inventory; (c) Accounts; (d) General Intangibles; (e) all Instruments, Documents, Letter of Credit Rights and Supporting Obligations related to the Inventory; and (f) all Proceeds of each of the foregoing, including but not limited to, all insurance proceeds, all claims against third parties for loss or destruction of or damage to any of the foregoing, and all income from the lease or rental of any of the foregoing.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

“Collateral Monitoring Fee” shall be waived.

“Default Interest Rate” shall mean ten percent (10.00%) per annum above the Interest Rate, but not exceeding twenty percent (20%) per annum. Should such rate of interest as calculated thereunder exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest allowed by applicable law.

“Default Waiver Fee” shall mean a fee in the amount of One Thousand Dollars ($1,000).

“Effective Date” shall have the meaning set forth in the Preamble.

“Eligible Inventory” shall mean Inventory which is owned by the Borrower and held for sale, including (i) raw material used or consumed by Borrower in the ordinary course of business in the manufacture or production of other Inventory, (ii) work in process and (iii) finished goods, which is (a) subject to FSW’s first priority, perfected security interest; (b) in Borrower’s possession and control and situated at a location identified in Schedule 4.9; (c) valued at the lower of cost or market, and which may exclude the Inventory determined by FSW in its commercially reasonable discretion or the Borrower to be not in good condition, slow-moving, obsolete or not currently usable or salable in the ordinary course of the Borrower’s business, Inventory consisting of finished goods which do not meet the specifications of the purchase order for which such Inventory was produced or held pursuant to a consignment arrangement or Inventory which sales are subject to contra-account liability with the purchaser of such Inventory.

“Event of Default” shall have the meaning ascribed to such term in Section 7.1 hereof.

“Factoring Agreement” shall have the meaning set forth in the Recitals.

“Financing Documents” shall mean, singularly or collectively as the context may require, (i) this Agreement; (ii) the Factoring Agreement; (iii) the Affiliate Guaranty; (iv) any UCC-1 financing statements filed naming Borrower as Debtor and FSW as Secured Party; and (v) any and all other documents, instruments, certificates and agreements executed and delivered in connection with any of the foregoing, as any of them may be amended, modified, extended or supplemented from time to time.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable as of the date of determination shall mean generally accepted accounting principles applied on a consistent basis.

“Intercreditor Agreement” shall mean that certain agreement entered into by and between FSW and Jagemann Stamping Company dated June __, 2020 attached hereto as Exhibit __.

“Interest Payment Date” shall mean the last calendar day of each month, in arrears.

“Interest Rate” shall mean a per annum rate equal to the greater of (i) the three-month LIBOR rate plus 3.09% or (ii) 8%. In the event such rate of interest as calculated thereunder exceed that allowed by law, the applicable rate of interest will be the maximum rate of interest allowed by applicable law.

“Inventory” shall have the meaning ascribed to such term in the UCC, including, without limitation, all Inventory held for sale, all accessions, additions, substitutions and replacements thereto and therefore.

“Inventory Cost” shall mean, as determined by Lender, the lesser of (a) cost of Eligible Inventory, as applicable, computed on a first-in-first-out basis in accordance with GAAP, or (b) market value, as determined by Lender in a commercially reasonable manner, of Eligible Inventory.

“Inventory Loan” or “Inventory Loans” shall mean the loans made by FSW to the Borrower under this Agreement.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

“Inventory Loan Amendment Fee” shall mean a fee computed as the product of the Inventory Loan Fee Percent multiplied by the amount of the increase in the Maximum Inventory Loan Amount on the date the Loan Amendment Fee is assessed.

“Inventory Loan Fee” shall mean a fee computed as the product of the Inventory Loan Fee Percent multiplied by the Maximum Inventory Loan Amount on the date the Inventory Loan Fee is assessed.

“Inventory Loan Fee Percent” – shall mean two percent (2%) annually charged on each anniversary of the Effective Date.

“JSC Loan” shall mean that secured loan entered into by and between the Borrowers and Jagemann Stamping Company (“JSC”), all loan documents related thereto and collateral in which JSC maintain a senior priority lien position.

“Late Fee” shall mean five percent (5%) of the amount of any payment of principal, fees, Interest or any other amount due hereunder.

“LIBOR” shall mean, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by FSW) as the three-month London Interbank Offered Rate for United States dollar deposits (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in FSW’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by FSW that, in FSW’s reasonable judgment, accurately reflects such London Interbank Offered Rate). LIBOR may not be the lowest or best rate at which FSW calculates interest or extends credit. LIBOR for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to LIBOR in effect as of the close of business on the last Business Day of the immediately preceding calendar month. Notwithstanding anything to the contrary herein, if at any time FSW determines (which determination shall be conclusive absent demonstrable error) that LIBOR is no longer available from such source(s) as FSW may designate from time to time for purposes of determining LIBOR and such circumstances are unlikely to be temporary, or the supervisor for the administrator of such rate or any governmental authority having jurisdiction over FSW has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans, then FSW and Borrower shall endeavor in good faith to establish an alternate benchmark rate of interest to LIBOR that gives due consideration to the then prevailing market convention, if any, for determining a rate of interest for asset-based loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest, the timing of the effectiveness of the use of such alternate rate and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

“Maturity Date” shall mean the Termination Date of the Factoring Agreement, unless sooner demanded by FSW after the occurrence of an Event of Default hereunder.

“Maturity Default Fee” shall mean three percent (3%) of the amount of outstanding Obligations which remain unpaid and outstanding after the Maturity Date.

“Maximum Inventory Loan Amount” shall mean the amount of One Million Seven Hundred and Fifty Thousand Dollars.

“Notice of Borrowing” shall have the meaning as set forth in Section 2.2 of this Agreement.

“Obligations” shall mean (i) all indebtedness, principal, Interest and fees of the Borrower to FSW now or after the date of this Agreement evidenced by any agreements, including but not limited to this Agreement and the other Financing Documents; (ii) all other debts, liabilities, duties and obligations of the Borrower to FSW now existing and contracted or incurred after the date of this Agreement, whether arising under or in connection with this Agreement or under any other agreement, instrument or undertaking made by or for the benefit of the Borrower to or for the benefit of FSW and whether direct or contingent, including, without limitation, all reimbursement and other obligations arising under or with respect to the Factoring Agreement, (iii) all costs and expenses incurred by FSW in the collection of any of the indebtedness described in this paragraph or in connection with the enforcement of any of the duties and obligations of the Borrower to FSW described in this paragraph, including reasonable attorneys’ fees and legal expenses, (iv) Administrative Costs; (v) Avoidance Claims; and (vi) all future advances made by FSW for the maintenance, protection, preservation or enforcement of, or realization upon, the Collateral or any portion thereof, including advances for storage, transportation charges, taxes, insurance, repairs and the like.

“Parties” shall mean FSW and Borrower; each may be referred to herein as a “Party”.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

“Permitted Liens” shall mean any such permitted encumbrances existing as of the date hereof as agreed to in writing by FSW.

“Potential Default” shall mean any event or condition which with notice or the passage of time would constitute an Event of Default.

“Prime Rate” shall mean the prime rate of interest announced from time to time by Wells Fargo Bank, N.A. or any successor thereof, as its prime rate, base rate, or reference rate. Any adjustment in the Prime Rate, whether downward or upward, will become effective on the first day of the month following the month in which the Prime Rate is reduced or increased.

“Prepayment Fee” shall mean an amount equal to two percent (2%) of the Maximum Inventory Loan Amount as of the date the Prepayment Fee is due during the initial twelve months of the loan.

“Reserve” shall mean as of any date of determination, such amounts as FSW may from time to time establish and revise establishing the amount of Inventory Loans which would otherwise be available to Borrower hereunder: (i) to reflect events, conditions, contingencies or risks which, as determined by FSW, which may affect either (a) the Collateral or any other property which is security for the Obligations or its value, (b) the assets, business or prospects of Borrower, or (c) the security interest and other rights of FSW in the Collateral (including the enforceability, perfection and priority thereof); (ii) the amount of any third-party claim, until such time as FSW has determined in good faith that the third-party claim is unlikely to be asserted; (iii) to reflect any collateral report or financial information furnished by or on behalf of Borrower to FSW which FSW determines is or may have been incomplete, inaccurate or misleading in any material respect; or (iv) in respect of any state of facts that FSW determined constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Service Fee” shall mean a monthly service fee calculated as the product one half of one percent (.5%) multiplied by the average outstanding Inventory Loans.

“SNI” shall mean SNI, LLC, an Arizona limited liability company and wholly owned Subsidiary of the Company.

“UCC” shall mean the Uniform Commercial Code as adopted by the State of Arizona, as the same may be amended from time to time during the term of this Agreement.

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Factoring Agreement. Unless the context requires otherwise, words of the masculine gender shall be construed to include correlative words of the feminine and neuter genders and vice versa, words of the singular number shall be construed to include correlative words of the plural number and vice versa, and “including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term. This Agreement and all terms and provisions hereof shall be liberally construed to effect the purposes set forth herein and to sustain the validity

SECTION 2. INVENTORY LOAN

2.1 Revolving Inventory Loan. Subject to the terms and conditions contained herein, FSW will establish for Borrower a revolving line of credit against which FSW will make Inventory Loans from time to time for the purpose of providing working capital to Borrower. Subject to the terms hereof, Borrower shall have the right to obtain Inventory Loans, repay Inventory Loans and obtain additional Inventory Loans; provided, however, all of the Inventory Loans hereunder shall be viewed as a single Inventory Loan. At no time shall the unpaid principal balance of the Inventory Loans exceed the Maximum Inventory Loan Amount and all accrued Interest and any fees and costs provided for herein. All Inventory Loans shall be made on or before the Maturity Date. Within the limits of time and amount set forth herein and subject to the provisions of this Agreement, including, without limitation, FSW’s right to demand repayment of the Inventory Loan upon the occurrence of an Event of Default, the Borrower may borrow, repay and reborrow under this Section 2. The Borrower shall use the proceeds of the Inventory Loan for general working capital and general corporate purposes. The Borrower shall be jointly and severally liable for all Obligations hereunder, including but not limited to the Inventory Loan and Interest.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

2.2 Inventory Loan Funding. Subject to the terms and conditions hereof, Inventory Loans will be made in amounts not to exceed the amount calculated in accordance with the Borrowing Base as set forth in the Borrowing Base Certificate. In calculating the Borrowing Base, only Eligible Inventory shall be used. The eligibility of Inventory shall be determined by FSW in its reasonable commercial discretion. On any Business Day when the Borrower desires that FSW make an Inventory Loan, Borrower shall provide to FSW a notice for the requested Inventory Loan (a “Notice of Borrowing”). Each Notice of Borrowing required pursuant to this section shall be given in writing and shall be given no later than 11a.m. PST, on the day such Inventory Loan is to be made, and shall be signed by an officer of the Borrower or any employee who has been designated by an authorized person having the authority to deliver a Notice of Borrowing, and, in any event, shall include: (i) the date (which shall be a Business Day) on which the Inventory Loan is to be made; (ii) the principal amount of the Inventory Loan; and (iii) the documentation set forth in Section 6.5(a). Subject to the terms and conditions of this Agreement, upon FSW’s review, approval and processing of the required Notice of Borrowing and any other information requested by FSW, FSW shall make the proceeds of the Inventory Loan available to the Borrower on the date specified in the Notice of Borrowing, in funds immediately available. Notwithstanding the foregoing, any Inventory Loan may be made by FSW in good faith reliance upon a telephonic or electronic mail request under this Agreement, provided, however, that FSW shall have the right to request that the Borrower confirm such telephonic or electronic mail request for an Inventory Loan in writing. Such Inventory Loans may be borrowed, re-paid and re-borrowed, provided, however, the aggregate outstanding principal amount of all Inventory Loans shall not exceed Maximum Inventory Loan Amount. On or after the Effective Date until the Maturity Date, or until the occurrence of an event which with the giving of notice or the passage of time, or both, shall constitute an Event of Default, Borrower shall be entitled to borrow, repay or prepay and reborrow, by delivering to FSW a request for Inventory Loans in accordance herewith.

2.3 Interest. Each Inventory Loan shall bear interest from the date such Inventory Loan is made on the aggregate unpaid principal amount thereof until such principal amount is paid or shall become due and payable (whether at the stated maturity or by acceleration) at the Interest Rate (the “Interest”). After the principal amount of any part of the Inventory Loans shall have become due, whether at the Maturity Date, by acceleration after the occurrence of an Event of Default or otherwise, as compensation to FSW for the increased cost of administering the Inventory Loan, the Inventory Loan will bear interest at the Default Interest Rate, such interest rate to change automatically from time to time effective as of the effective date of each change in the Interest Rate which is in effect.

2.4. Payments. On the Interest Payment Date, Borrower shall make each of the monthly payments of (i) Interest; (ii) the Service Fee; and (iii) the Collateral Monitoring Fee. The outstanding principal amount, all accrued and unpaid Interest and any other Obligations due and owing under this Agreement shall be due and payable in full on the Maturity Date, if not declared due and payable on an earlier date in accordance with the terms hereof. If payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and Interest shall be payable thereon at the rate specified during such extension. All payments and other sums received hereunder shall be taken and applied by FSW, at FSW’s option, (i) first, to the payment of any costs and expenses of FSW payable hereunder (other than principal, Interest and the Collateral Monitoring Fee); (ii) second, to Interest due hereunder; (iii) third, to Service Fee due hereinunder; (iv) forth, to the Collateral Monitoring Fee due hereunder; (v) fifth, to the outstanding principal amount; and (vi) sixth, to any outstanding amounts due under any of the Financing Documents.

2.5 Maximum Inventory Loan Amount Paydown; Prepayments. If for any reason the aggregate principal amount of the Inventory Loan outstanding at any time shall exceed the Maximum Inventory Loan Amount, Borrower, without notice or demand, shall immediately make a principal payment to FSW in an amount equal to such excess plus accrued and unpaid Interest hereon. Borrower may from time to time, prepay all or part of the outstanding principal balance of the Inventory Loan, provided, however, that in the event of a payoff of the Inventory Loan or the termination of this Agreement for any reason at any time prior to the Maturity Date, Borrower shall pay the Prepayment Fee as required hereunder. The Prepayment Fee shall be waived in the event Borrower obtains a conventional loan facility from a FDIC insured bank, which loan facility is not a factoring facility or an asset based lending facility. The Prepayment Fee shall be in addition to any other fees due to FSW hereunder.

2.6 Usury. In the event the Interest Rate or the Default Interest Rate are finally determined to exceed the maximum rate of interest permitted by applicable usury or similar laws, its application will be suspended and there will be charged instead the maximum rate of interest permitted by such laws. Any interest which has been collected by FSW in excess of the maximum rate of interest permitted by applicable usury or similar laws prior to the suspension of such interest rates shall be applied to the principal balance of the Inventory Loan.

2.7 Inventory Loan Amounts. FSW shall make appropriate debits and credits to the loan account of Borrower corresponding to each Inventory Loan to reflect prepayments, payments by and other disbursements for the account of Borrower, the Interest and any fees and costs provided for herein. Each such entry shall be prima facie evidence of the principal amount of the Inventory Loans hereunder at any time outstanding and the Interest due and owing.

2.8 Inventory Loan Fee. Borrower shall pay the Inventory Loan Fee at the time of the first Inventory Loan hereunder, and thereafter on an annual basis on each anniversary of the Effective Date. Borrower shall pay the Inventory Loan Amendment Fee upon any amendment to this Agreement that increases the Maximum Inventory Loan Amount, which shall be due on the day such amendment is signed by the Borrower. The Inventory Loan Fee and Inventory Loan Amendment Fee shall be fully earned on the due date and shall be nonrefundable.

2.9 Late Fee. Borrower shall pay to FSW the Late Fee for each payment of principal, fees or Interest or any other amount due hereunder which is not paid within ten (10) business days of its due date, or for any payment made which is not good funds, provided that collection of said Late Fee shall not be deemed a waiver by FSW of any of its rights under this Agreement or any other instrument given to secure the Obligations. The Borrower and FSW hereby agree that said fee is a fair and reasonable charge for the late payment and shall not be deemed a penalty. Additionally, FSW may exercise any and all other rights and remedies FSW has pursuant to this Agreement. The Late Fee shall be in addition to all other fees due to FSW.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

2.10 Maturity Default Fee. Borrower shall pay to FSW the Maturity Default Fee on the first day of each month in which any Obligations remain outstanding after the Termination Date, provided that collection of said Maturity Default Fee shall not be deemed a waiver by FSW of any of its other rights under this Agreement or any other instrument given to secure the Obligations. Borrower and FSW hereby agree that said fee is a fair and reasonable charge for the failure to repay the Obligations on the Termination Date and shall not be deemed a penalty. FSW may exercise any and all other rights and remedies FSW has pursuant to this Agreement. The Maturity Default Fee shall be in addition to all other fees due to FSW.

2.11 Factoring Agreement Advances. Borrower hereby authorizes FSW to pay any amount due and owing hereunder from any amounts that would otherwise be payable to Borrower under the Factoring Agreement.

SECTION 3. GRANT OF SECURITY INTEREST

From the date hereof as security for the payment and the performance of the Obligations due hereunder, including but not limited to the Inventory Loan, Borrower extends, sells, assigns, conveys, mortgages, pledges, transfers, grants, and re-grants to FSW a continuing, first priority security interest in and to all of the its respective rights, title and interest in, to and under all the Collateral. Borrower irrevocably authorizes FSW to file in any UCC jurisdiction financing statements and amendments thereto describing and relating solely to the Collateral that: (i) indicate the Collateral as all assets of Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral as defined herein falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail; (ii) contain a notification that the Borrower has granted a negative pledge to the FSW, and that any subsequent lien holder may be tortuously interfering with FSW’s rights; and/or (iii) advises third parties that any notification of Borrower’s Account Debtors will interfere with FSW’s collection rights. FSW may add any supplemental language to any such financing statement as FSW may determine to be necessary or helpful in acquiring or preserving rights against third parties solely as concerns the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to FSW as follows:

4.1 Organization, Standing, Corporate Powers

(a) Duly Organized. Borrower (i) is an entity duly organized, validly existing and in good standing under the laws of the state of its formation; (ii) has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to own its properties and assets; and (iii) is duly qualified to do business in every jurisdiction wherein the failure to so qualify would have a material adverse effect.

(b) Powers. Borrower has all requisite power and authority, corporate or otherwise, to execute, deliver, and to perform all of its obligations under this Agreement and under other documents or agreements relating to the transactions contemplated herein to which it is a party.

(c) Binding Obligation. This Agreement, the Financing Documents and all guarantees, assignments, security agreements and all documents executed in connection therewith are legal, valid and binding obligations of Borrower and enforceable in accordance with their respective terms, subject to the enforcement of remedies to bankruptcy, insolvency and other laws affecting creditors’ rights generally and to moratorium laws, from time to time in effect, and to general equitable principles which may limit the right to obtain the remedy of specific performance.

4.2 Authorization of Borrowing. The execution, delivery and performance of this Agreement and the borrowings hereunder: (a) have been duly authorized by all requisite corporate action; (b) will not violate any provision of applicable law, any governmental rule or regulation, any order of any court or other agency of government to which Borrower is subject or the organic documents of Borrower; or (c) do not violate any provision of any indenture, agreement or other instrument to which Borrower is a party or by which Borrower or its properties or assets are bound and which is material to the conduct or operation of Borrower’s business and financial affairs, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any provision of such indenture, agreement or other instruments, or result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever upon the property or assets of Borrower, other than as provided herein.

4.3 Financial Statements. Borrower has heretofore furnished to FSW financial statements which fairly present the financial condition and the results of operations of Borrower as of the date and for the period indicated, show all known material liabilities, direct or contingent, as of the respective dates thereof, and were prepared in accordance with GAAP.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

4.4 Adverse Change, etc. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Borrower since the date of the most recent of the financial statements delivered to FSW.

4.5 Litigation. Other than identified on Schedule 4.5, there are no actions, suits or proceedings pending or threatened against or affecting Borrower, at law or in equity, or before or by any Federal, state, municipal or other governmental court, tribunal, department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involve any of the transactions herein contemplated or the possibility of any judgment or liability which would result in any material adverse change in the business, operations, properties or assets or in the financial condition of Borrower, or materially and adversely affect the ability of any of them to perform hereunder. Borrower is not in default with respect to (a) any judgment, order, writ, injunction or decree; or (b) any rule or regulation of any court or Federal, state, municipal or other governmental court, tribunal, department, commission, board, bureau, agency or instrumentality, domestic or foreign which would have a material adverse effect on its business, properties or condition (financial or otherwise).

4.6 Payments of Taxes. Borrower has filed or caused to be filed all Federal, state and local tax returns that are required to be filed and has paid or caused to be paid all taxes as shown on such returns or on any assessment received by it, to the extent that such taxes have become due, except taxes the validity of which is being contested in good faith by appropriate proceedings and for which, in the exercise of reasonable business judgment, there have been set aside adequate reserves with respect to any such tax or assessment so contested the tax or assessment so contested shall not materially affect its ability to perform hereunder.

4.7 Priority of Security Interest. Subject (a) to filing and recordation of the appropriate instruments in the appropriate offices of the proper jurisdiction or possession by FSW or its agent where perfection is based upon possession; (b) to the enforcement of remedies to bankruptcy, insolvency, and other laws affecting creditors’ rights generally and to moratorium laws, from time to time in effect; and (c) to general equitable principles which may limit the right to obtain the remedy of specific performance, each of the security interests granted to FSW as identified under Section 3 of this Agreement constitutes a valid first priority security interest or lien in and to the Collateral, granting all rights and remedies to a secured party under the UCC, except as otherwise permitted hereunder.

4.8 Eligible Inventory. All Eligible Inventory included in the Borrowing Base meets the criteria for Eligible Inventory.

4.9 Location of Collateral. All of the Collateral is used or held for use by Borrower at the locations as listed on Schedule 4.9 attached hereto.

4.10. Activities of Borrower. Borrower has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Borrower hereby acknowledges that FSW seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Borrower hereby represents, warrants and agrees that: (i) none of the cash or property that Borrower will pay or will contribute to FSW has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Borrower to FSW, to the extent that they are within Borrower’s control shall cause FSW to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Borrower shall promptly notify FSW if any of these representations ceases to be true and accurate. Borrower shall provide FSW any additional information regarding Borrower that FSW deem necessary or convenient to ensure compliance with all applicable laws concerning money laundering and similar activities. Borrower understands and agrees that if at any time it is discovered that any of the foregoing representations are incorrect, or if otherwise required by applicable law or regulation related to money laundering similar activities, FSW may undertake appropriate actions to ensure compliance with applicable law or regulation, including but not limited to segregation and/or redemption of FSW’ investment in Borrower. Borrower further understands that FSW may release confidential information about Borrower and, if applicable, any underlying beneficial owners, to proper authorities if FSW, in its sole discretion, determines that it is in the best interests of FSW in light of relevant rules and regulations under the laws set forth in subsection (ii) above.

SECTION 5. CONDITIONS OF INVENTORY LOANS

The extension of credit by FSW hereunder is subject to the following conditions:

5.1 Representations and Warranties; Covenants. At the date of each Inventory Loan, the representations and warranties set forth in Section 4 hereof and otherwise contained herein and the Borrower Covenants set forth in Section 6 hereof shall be true and correct on and as of such date, with the same effect as though such representations and warranties and covenants had been made on and as of such date, except to the extent that such representations and warranties or covenants relate solely to an earlier date.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

5.2 Certificates. On or before the date hereof, FSW shall have received from Borrower (a) a copy of its certificate of company status and articles of formation with all amendments, certified by the Secretary of State of the state of Borrower’s formation; (b) the certificate of its secretary or assistant secretary, dated the date hereof and certifying that attached thereto is a true and complete copy of its charter documents prior to the adoption of the resolutions by its Board of Directors authorizing the execution, delivery and performance of this Agreement; and certification that its articles of formation have not been amended since the date of the last amendment thereof, if any, indicated on the certificate of the Secretary of State; and (c) such other documents as FSW may reasonably request.

5.3 No Default. At the date of each Inventory Loan, no Event of Default, or event which with the giving of notice or of the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing. Each request for an Inventory Loan shall constitute the confirmation by Borrower that at the date thereof the conditions contained in this Section 5.3 shall have been satisfied.

SECTION 6. BORROWER COVENANTS

From the date hereof and so long as the Inventory Loan shall remain outstanding, Borrower shall undertake and covenants as follows:

6.1 Existence and Properties. To the extent that the same are necessary for the proper and advantageous conduct of its business, Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its entity existence, rights, licenses and permits and comply with all laws and regulations applicable to it and conduct and operate its business in substantially the manner in which it is presently conducted and operated.

6.2 Insurance. Borrower shall have and maintain with financially sound and reputable insurers, insurance satisfactory in all respects to FSW of the types and amounts customarily carried in Borrower’s line of business, including, without limitation, fire, public liability, theft, product liability, property damage and workers’ compensation and such other risks as FSW may reasonably require, such insurance to be carried with companies and in amounts satisfactory to FSW, in its reasonable discretion, and Borrower shall deliver to FSW from time to time as FSW may request, schedules setting forth all insurance then in effect and copies of the policies covering the Collateral, including standard extended coverage in an amount at least equal to the value of the Collateral. Policies evidencing any such property insurance shall contain a standard loss payee provision providing for payment of any loss to FSW and shall provide for a minimum of thirty (30) days prior written notice to FSW of any cancellation. At any time after the occurrence of an Event of Default or the occurrence of an event which with the giving of notice or the passage of time, or both, shall constitute an Event of Default, FSW may act as attorney-in-fact for Borrower in obtaining, adjusting, settling, and canceling such insurance and endorsing any drafts representing payments of claims under such policies. Borrower hereby assigns to FSW all rights to receive proceeds of such insurance and directs any insurer to pay all proceeds directly to FSW, for application in FSW’s sole discretion to the payment of the outstanding Obligations hereunder or to the restoration or repair of the Collateral. If Borrower at any time fails to maintain the insurance required hereunder, FSW may purchase the same and charge Borrower for such amount, which amount shall be payable upon demand, and if unpaid, shall constitute a secured Obligation hereunder. Borrower shall furnish FSW with certificates or other evidence of compliance with these insurance provisions.

6.3 Obligations, Taxes and Laws. Borrower shall pay or cause to be paid all indebtedness and Obligations promptly and in accordance with their respective terms, including, without limitation, sales, use and personal property taxes as the same may be imposed upon Borrower from time to time, and pay and discharge or cause to be paid and discharged promptly all taxes, assessments, and governmental charges or levies imposed upon it or in respect of its property before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a Lien or charge upon such property or any part thereof, and timely comply with all applicable laws and governmental rules and regulations; provided, however, that Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, Lien or claim, or timely comply with the laws and governmental rules so long as the validity thereof shall be properly reserved for in accordance with GAAP and contested by appropriate legal proceedings timely initiated and conducted in good faith.

6.4 Audits and Appraisals. (a) Borrower shall at all times keep accurate and complete books, records and accounts of all of Borrower’s business activities, prepared in accordance with GAAP, and Borrower shall permit FSW, or any persons designated by FSW, at any reasonable time, to inspect, audit and examine such books, records and accounts and to make copies or extracts thereof at the sole expense of Borrower, which expense shall be an Obligation hereunder. In addition, FSW shall conduct an examination and verification of Borrower’s Collateral by an employee of FSW or a professional selected by FSW to verify the accuracy of such records (an “Audit”) in each twelve (12) month period during the term of this Agreement. In addition, FSW shall have the right to conduct an Audit upon i) an Event of Default; ii) a breach of the Factoring Agreement by Borrower thereunder; iii) in order to protect FSW’s security interest hereunder; or iv) a request by Borrower to modify any terms or conditions of this Agreement. FSW shall be permitted to conduct an Audit upon 24 hours advance notice to Borrower. Borrower shall be responsible for all Audit costs and expenses, which shall be an Obligation hereunder.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

(b) Borrower shall at all times keep accurate perpetual Inventory reporting reflecting accurate stock counts and Cost Values, and Borrower shall permit FSW, or any persons designated by FSW, at any reasonable time, to inspect, count, appraise for value and examine such books, records and accounts and to make copies or extracts thereof at the sole expense of Borrower, which expense shall be an Obligation hereunder. In addition, FSW shall conduct a valuation Borrower’s Inventory by an employee of FSW or a professional selected by FSW to assess the value of the Inventory (an “Appraisal”) in each twelve (12) month period during the term of this Agreement, with the first Appraisal to be completed and delivered to FSW prior to the Effective Date. In addition, FSW shall have the right to conduct an Appraisal upon i) an Event of Default; ii) a breach of the Factoring Agreement by Borrower thereunder; iii) in order to protect FSW’s security interest hereunder; or iv) a request by Borrower to modify any terms or conditions of this Agreement. FSW shall be permitted to conduct an Appraisal upon 24 hours advance notice to Borrower. Borrower shall be responsible for all Appraisal costs and expenses, which shall be an Obligation hereunder.

6.5	Statements and Reports. Borrower shall furnish to FSW:

(a) on the last Business Day of each week and at the time of each Notice of Borrowing, a Borrowing Base Certificate in the form attached hereto as Exhibit A;

(b) on the last Business Day of each calendar month: (i) a sales journal for period since last monthly submission; (ii) a collection/adjustment report for period since last monthly submission; and (iii) an inventory report of the complete and detailed description of all Inventory for period since last monthly submission, which shall include movement of Inventory or an analysis of the Inventory stock;

(c) on a monthly basis, which documentation shall be received by the tenth (10th) working day of the following month: (i) invoice level accounts receivable aging; (ii) invoice level accounts payable aging; (iii) work-in-progress reports; (iv) obsolete inventory report; and (v) financial statements for such month, including but not limited to income statements, balance sheets and cash flow statements, certified by an officer of Borrower.

(d) within the thirty (30) days after the end of each fiscal quarter and fiscal year end of Borrower, financial statements of Borrower, which shall include a balance sheet, an income statement showing the results of operations for such a fiscal period and a change in financial position statement for such fiscal period, together, in each case, with the comparable figures for the immediately preceding fiscal period, all in reasonable detail and prepared in accordance with GAAP;

(e) promptly, from time to time, such other information concerning the financial condition, business and affairs of Borrower as requested by FSW in its sole discretion.

6.6 Notices. Borrower shall promptly notify FSW in writing of the occurrence of any Event of Default under any of the Financing Documents or any act or event which, with the giving of notice or the passage of time, or both, would be such an Event of Default and of any legal action, proceeding or investigation threatened or instituted against Borrower that might have a material adverse effect upon the operations, financial condition or business of Borrower or Borrower’s ability to repay the Inventory Loan, or FSW’s security interest in the Collateral, and from time to time, at FSW’s request, Borrower will furnish to FSW a summary of the status of all such actions, proceedings or investigation.

6.7 Maintain Business. Borrower shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises and other rights necessary or desirable to the profitable conduct of its business, shall continue in, and limit its operations to, the same general lines of business as are presently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all governmental authorities, and, if a corporation or partnership, shall maintain its corporate or partnership existence.

6.8 Mergers, Sale of Assets. Borrower will not, without FSW’s prior written consent: (a) sell, lease, transfer or dispose of substantially all of its assets to another entity; or (b) consolidate with or merge into another entity, permit any other entity to merge into it or consolidate with it, or (c) permit any transfer of the majority ownership of, or power to control, Borrower.

6.9 Dividends and Other Distributions. Borrower will not, without FSW’s prior written consent, which consent shall not be unreasonably withheld, declare, order, pay or make, directly or indirectly: (i) any dividend or other distribution on or on account of any equity interest in Borrower; (ii) any management fee; (iii) any loans to equity holders of Borrower; or (iv) any redemption, retirement, purchase or other acquisition of any equity interest of Borrower now or hereafter outstanding.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

6.10 Indebtedness. Borrower will not, without FSW’s prior written consent, (i) incur, create, assume or permit to exist any obligation or indebtedness, except (A) existing indebtedness disclosed on financial statements previously delivered to FSW, (B) the Inventory Loan, (C) the indebtedness under the Factoring Agreement; (D) other indebtedness and trade obligations and normal accruals in the ordinary course of business not yet due and payable; or (ii) become liable, directly, or indirectly, as guarantor or otherwise, for any obligation of any other person or entity.

6.11 Inventory Records and Schedules. Borrower shall maintain complete and accurate books and records regarding the Inventory, including records describing the dates of acquisition, acquisition costs, and serial or other identification numbers of the Inventory. Upon FSW’s request, Borrower shall provide FSW with complete and accurate schedules containing (a) a description of each item of Inventory; (b) the serial number or other identification number, if any, of each item Inventory, and (c) such other information regarding the Inventory as FSW may reasonably require. Borrower shall notify FSW in writing within five (5) business days of any Inventory which Borrower acquires which is the subject of a Consignment Sale.

6.12 Inventory Location. Prior to causing or permitting any of the Inventory to be located on any premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien holder, or otherwise), Borrower shall cause such third party to execute and deliver to FSW such consents, waivers and subordinations as may be reasonably necessary or appropriate, in FSW’s discretion, to insure FSW that its security interest and rights in and to the Inventory are and shall at all times continue to be prior and superior to the rights of any such third party. No Inventory shall be stored with any warehouse operator or other third person without FSW’s prior written consent and provided that the warehouse operator or other third person executes an agreement acceptable to FSW in its sole discretion which acknowledges FSW’s security interest in the subject Inventory, provides that the Inventory will not be released or relocated without FSW’s written consent and provides for other proper assurances that FSW may require under the circumstances. Borrower shall not cause or permit any event to occur which would result in an early termination of any real property lease for any premises on which all or part of the Inventory now is or hereafter may be located.

6.13 Possession and Use of Inventory. Borrower shall not sell, lease, transfer or otherwise dispose of any or all of the Inventory, except for the sale or lease of finished Inventory in the ordinary course of business. Borrower shall not enter into any consignment sale unless Borrower (i) notifies FSW in writing; (ii) the consignment sale purchaser executes an agreement acceptable to FSW in its sole discretion; and (iii) Borrower properly perfects its security interest in the Inventory subject to the consignment sale.

6.14 No Liability by FSW for Inventory. FSW shall not be directly or indirectly liable or responsible in any way or under any circumstances to Borrower or any other party (a) for the safe keeping of the Inventory; (b) any loss or damage to the Inventory occurring or arising in any manner from any cause; (c) any decrease in the value of the Inventory; or (d) any act or omission by any carrier, warehouse operator, bailee, forwarding agent, or other party dealing with all or part of the Inventory. Borrower shall bear the entire risk of loss for all damage to and destruction of the Inventory.

6.15 Accounts. Borrower acknowledges and agrees that all Accounts of Borrower shall be subject to the terms and conditions of the Factoring Agreement.

6.16 Further Assurances. Borrower shall take all actions which may be reasonably necessary or appropriate to maintain, preserve, protect, and defend the Collateral and FSW’s security interest therein, including all such actions as may be reasonably requested by FSW. Upon FSW’s request, Borrower shall execute and deliver to FSW such further documents and agreements, in form and substance satisfactory to FSW, as FSW may reasonably require to effectuate this Agreement or to evidence, perfect, maintain, preserve or protect FSW’s security interest in the Collateral, including financing statements, continuation financing statements, financing statement amendments, security agreements, and assignments.

SECTION 7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of one or more of the following events shall constitute an Event of Default under this Agreement:

(a)	There shall occur an Event of Default under the Factoring Agreement;
(b)	The Factoring Agreement is terminated for any reason, or FSW is no longer making Advances to Borrower as set forth therein;
(c)	Borrower fails to observe or perform any of the covenants, conditions and agreements on the part of Borrower contained herein or in any of the other Financing Documents;
(d)	If any representation or warranty made by Borrower to FSW contained herein or in any of the other Financing Documents proves to be untrue in any material respect;
(e)	Borrower shall be in default in the payment or performance of any material obligation under any indenture, contract, mortgage, deed of trust or other agreement or instrument to which Borrower is a party or by which it is bound, including but not limited to the JSC Loan;
(f)	FSW reasonably and in good faith deems itself to be insecure because of any or all of the following: (i) Borrower of any obligor hereunder fails to perform any of its obligations under the terms of any document that is part of, or is held by FSW as, Collateral; or (ii) the validity or priority of FSW’s security interest in the Collateral is impaired for any reason; or (iii) there is a Potential Default;

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

(g)	Any deterioration or impairment of the Collateral or any decline or depreciation in the value of the Collateral which, in FSW’s reasonable discretion, causes the character or value of the Collateral to become unsatisfactory to FSW acting reasonably;
(h)	There shall occur a breach of the Intercreditor Agreement by JSC; or
(h)	FSW reasonably and in good faith believes that the Collateral is in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or is otherwise impaired.

7.2. Remedies of FSW Upon Default. At all times, FSW shall have all of the rights and remedies of a secured party under the UCC and under all other applicable laws. In the event FSW agrees to waive an Event of Default at the request of Borrower, which waiver shall be in the sole discretion of FSW, Borrower shall pay a Default Waiver Fee for each such waiver in addition to other fees due hereunder. At any time after any Event of Default has occurred, FSW may, without presentment, demand, protest or further notice of any kind (all of which are hereby expressly waived) and, notwithstanding the provisions contained in any other document or instrument executed or to be executed by Borrower to FSW hereunder or contained in any other agreement, take any one or more of the following actions:

7.2.1 Acceleration. FSW may declare any or all of the Obligations to be immediately due and payable.

7.2.2 Extensions of Credit. FSW may discontinue Inventory Loans or otherwise extending credit to or for the benefit of Borrower in connection with this Agreement or under the Financing Documents.

7.2.3 Assembly of Collateral. FSW may require Borrower to assemble the Collateral and make it available to FSW at a place designated by FSW.

7.2.4 Possession of Collateral. FSW, without a breach of the peace, may enter any of the premises of Borrower and search for, take possession of, remove, keep or store any or all of the Collateral. If FSW seeks to take possession of any or all of the Collateral by court process, Borrower irrevocably and unconditionally agrees that a receiver may be appointed by a court for such purpose without regard to the adequacy of the security for the Obligations. FSW shall have the right to remain on Borrower’s premises or cause a custodian to remain thereon in exclusive control of such premises without charge for as long as FSW deems necessary in order to complete the enforcement of its rights under this Agreement. If FSW seeks possession of any or all of the Collateral by court process, Borrower irrevocably waives (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident or condition to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession; and (iii) any requirement that FSW retain possession of and not dispose of such Collateral until after trial or final judgment.

7.2.5 Preparation of Collateral. FSW may complete processing, manufacturing or repair all or any part of the Collateral prior to a disposition and, for such purpose and for the purpose of removal, FSW shall have the right to use Borrower’s premises, vehicles, equipment and all other property without charge. FSW may sell, ship, reclaim, lease or otherwise dispose of all or any part of the Collateral in its condition at the time FSW obtains possession of such Collateral or after further manufacturing, processing, or repair.

7.2.6 Foreclose on Collateral. FSW may sell or dispose of the Collateral at public or private sale, in one or more sales, as a unit or in parcels, at wholesale or retail, and at such time and place and on such terms as FSW may determine. FSW may be the purchaser of any or all of the Collateral at any public sale and, if permitted under applicable law, any private sale. Any public sale of any or all of the Collateral may be postponed from time to time by public announcement at the time and place last scheduled for the sale.

7.2.7 Transfer of Rights in Collateral. FSW’s sale or disposition of any or all of the Collateral shall transfer to the purchaser all of the Borrower’s rights in such Collateral and discharge all security interests and Liens subordinate to FSW’s security interest in the Collateral, and the purchaser shall acquire such Collateral free of all such subordinate interests and Liens.

7.2.8 Time of Sale. Without limiting the generality of this Section 7, FSW shall conclusively be deemed to have made a commercially reasonable disposition of any or all of the Collateral if (a) FSW holds a public or private sale of such Collateral at least ten (10) days after notice is given to Borrower of the date fixed for any public sale or the date on or after which any private sale or other disposition of the Collateral is to be made by FSW; (b) with respect to any public sale, the sale is held at least ten (10) days after notice is published in a newspaper of general circulation in the county in which such Collateral is located; and (c) respect to any public disposition, the sale is held any time between the hours of 8 a.m. and 5 p.m. in the county in which such Collateral is located at any place designated by FSW.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

7.2.9 Information. Without limiting the generality of this Section 7, it shall conclusively be deemed to be commercially reasonable for FSW to direct any prospective purchaser of any or all of the Collateral to Borrower to ascertain all information concerning the status of the Collateral.

7.2.10 Disposition. FSW’s disposition of any or all of the Collateral in any manner which differs from the procedures specified in this Section 7 shall not be deemed to be commercially unreasonable. It shall conclusively be deemed commercially reasonable if FSW sells any of the Collateral in a Consignment Sale.

7.2.11 Judicial Foreclosure. FSW may reduce its claims for breach of any of the Obligations to judgment and foreclose or otherwise enforce its security interest in any or all of the Collateral by any available judicial procedure. If FSW has reduced its claims for breach of any of the obligations to judgment, the Lien of any levy which may be made on any or all of the Collateral by virtue of any execution based upon such judgment shall relate back to the date of FSW’s perfection of its security interest in such Collateral. A judicial sale pursuant to such execution shall constitute a foreclosure of FSW’s security interest by judicial procedure, and FSW may purchase at such sale and thereafter hold the Collateral free of all rights of Borrower therein.

7.2.12 Discharge Claims. FSW may discharge claims, demands, Liens, security interests, encumbrances and taxes affecting any or all of the Collateral and take such other actions as FSW determines to be necessary or appropriate to protect the Collateral and FSW’s security interest therein. FSW, without releasing Borrower or any other party from any of the Obligations, may perform any of the Obligations in such manner and to such extent as FSW determines to be necessary or appropriate to protect the Collateral and FSW’s security interest therein.

7.2.13 Credit or Consignment Sales. In the event that, as a result of the disposition of any of the Collateral, FSW directly or indirectly enters into a credit transaction with any third party, FSW shall have the option, exercisable at any time, in its sole discretion, of either reducing Borrower’s obligation the principal amount of such credit transaction or deferring the reduction thereof until receipt by FSW of cash therefore from the third party. If FSW sells any of the Collateral in a Consignment Sale, FSW shall not reduce Borrower’s obligation until it’s receipt of cash or good funds from the third party.

7.2.14 Proceeds of Sale. The proceeds of any sale or disposition of the Collateral by FSW shall be applied in the sole discretion of FSW, including but not limited to the following order of priority.

(i) First, to all liabilities, Obligations, costs, and expenses, including reasonable attorneys’ fees and costs, incurred by FSW in exercising any of its rights or remedies under this Agreement, including the costs and expenses of retaking, holding, and selling any or all of the Collateral and the costs and expenses of enforcing and collecting upon any or all of the Accounts;

(b) Second, to the payment of the Obligations in such order and amounts as FSW may determine in its discretion;

(c) Third, to (i) the satisfaction of indebtedness secured by any subordinate security interest in the Collateral if written demand therefore is received by FSW before distribution of any such proceeds; and (ii) to the satisfaction of any subordinate attachment lien or execution lien pursuant applicable law if notice of the levy of attachment or execution is received by FSW before distribution of any such proceeds. If requested by FSW, the holder of a subordinate security interest in the Collateral shall furnish FSW with proof of its interest in the Collateral acceptable to FSW, and unless such holder does so, FSW shall have no obligation to comply with such holder’s demand; and

(d) Fourth, the surplus, if any, shall be paid pursuant to the UCC.

7.2.15 Liability for Deficiency. Borrower shall at all times remain liable for any deficiency remaining on the Obligations for which Borrower is liable after any disposition of any or all of the Collateral and after FSW’s application of any proceeds to the Obligations.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

7.2.16 Power of Attorney. Borrower irrevocably appoints FSW, with full power of substitution, as Borrower’s attorney-in-fact, coupled with an interest, with full power, in FSW’s own name or in the name of Borrower, at any time after the occurrence of any Event of Default, to do any or all of the following: (i) endorse any checks, drafts, money orders, notes, and other instruments or documents representing or evidencing the Collateral, or proceeds of the Collateral; (ii) pay or discharge claims, demands, Liens, security interests, encumbrances, or taxes affecting or threatened against any or all of the Collateral; (iii) commence, prosecute or defend any suit, action or proceeding relating to any or all of the Collateral; (iv) receive and open all mail addressed to Borrower and, in the exercise of such right, FSW shall have the right, in Borrower’s name, to notify the Post Office authorities to change the address for the delivery of mail addressed to Borrower to such other address as FSW may designate, including FSW’s own address. FSW shall promptly turn over to Borrower all of such mail not relating to the Collateral; (v) direct any financial institution which is a participant with FSW in extensions of credit to or for the benefit of Borrower, or which is an institution with which any deposit account is maintained, to pay to FSW all monies on deposit by Borrower with said financial institution which are payable by said financial institution to Borrower, regardless of any loss of interest, charge or penalty as a result of payment before maturity; (vi) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral, obtain payment of claim, and make all determinations and decisions with respect to any such policy of insurance, and endorse Borrower’s name on any check, draft, instrument or other item of payment or the proceeds of such policies of insurance; (vii) instruct any accountant or other third person having custody or control of any books or records belonging or relating to the Collateral to give FSW full rights of access with respect thereto; (viii) execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease, as lessor or lessee, any real or personal property; (viii) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with any or all of the Collateral as though FSW were the owner thereof for all purposes; and (ix) execute on behalf of Borrower any and all documents and instruments (including notices of assignment) necessary or desirable by FSW, including any financing statement, continuation financing statement, financing statement amendment, security agreement, assignment, notice, and all other documents which FSW, in its discretion, determines to be necessary or appropriate in order to (a) perfect or maintain FSW’s security interest in the Collateral; (b) exercise any or all of FSW’s rights under this Agreement; or (c) to consummate or effectuate any of the transactions contemplated by this Agreement.

7.3 Waivers. Borrower hereby waives presentment, demand for payment, protest, notice of demand, dishonor, protest and nonpayment, and all other notices and demands in connection with the delivery, acceptance, performance, default under, and enforcement of the Obligations. Borrower waives the right to assert any statute of limitations as a defense to the enforcement of any of the Obligations to the fullest extent permitted by law.

7.4 Cumulative Remedies. FSW’s rights and remedies under this Agreement are cumulative with and in addition to all other rights and remedies which FSW may have in connection with the Loan. FSW may exercise any one or more of its rights and remedies under this Agreement at FSW’s option and in such order as FSW may determine in its discretion. FSW may exercise its rights under this Agreement from time to time and at such times as FSW may determine.

7.5 Actions. FSW shall have the right, but not the obligation, to commence, appear in, or defend any action or proceeding which affects or which FSW determines may affect (a) the Collateral; (b) Borrower’s or FSW’s rights or Obligations under the Financing Documents; (c) Borrower’s or FSW’s rights under this Agreement; or (d) the Loan. Whether or not Borrower is in default under the Financing Documents, FSW shall at all times have the right to take any and all actions which FSW in its good faith business judgment determines to be necessary or appropriate to protect FSW’s interest in connection with the Loan.

SECTION 8. GENERAL PROVISIONS

8.1 Parties. This Agreement is made solely between Borrower and FSW, no other person shall have any right of action hereunder. The parties expressly agree that no person shall be a third-party beneficiary to this Agreement.

8.2 Indemnity. Borrower agrees to and shall indemnify, hold harmless and defend FSW from any liability, claims or losses (“Claims”) related to or arising under this Agreement, including but not limited to Claims resulting from the disbursement of the proceeds of the Inventory Loan, from the condition of the Inventory whether arising during or after the term of the Loan or Avoidance Claims. This provision shall survive repayment of the Loan and shall continue in full force and effect so long as the possibility of such Claims exists.

8.3 Entire Agreement. This Agreement, together with all other Financing Documents and the Recitals, Exhibits and Schedules referenced herein, constitutes the entire agreement of the Parties hereto and thereto, and relating to the subject matter hereof and is the final and complete expression of their intent and no prior agreement or understanding with respect to the Inventory Loans, whether written or oral, shall be of any further force or effect, all such other prior agreements and commitments having been superseded in their entirety by the Financing Documents. No prior or contemporaneous negotiations, promises, agreements, covenants, or representations of any kind or nature, whether made orally or in writing, have been made by the Parties, or any of them, in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated into this Inventory Loan Agreement; it being the intention of the Parties hereto that in the event of any subsequent litigation, controversy or dispute concerning the terms and provisions of this Agreement, no Party shall be permitted to offer or introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. No conditions exist to the legal effectiveness of this Agreement unless expressly set forth herein.

8.4 Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, administrators, heirs, successors and assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder shall be assignable by Borrower without the prior express written consent of FSW, and any purported assignment made in contravention hereof shall be void. FSW may assign any part of or all of the Agreement and its rights and obligations hereunder at any time in its sole discretion. FSW may participate all or any portion of the Inventory Loan to such other party or parties as FSW shall select.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

8.5	Governing Law; Waiver of Jury Trial; Jurisdiction; Arbitration.

8.5.1 Governing Law. This Agreement shall be deemed to have been made, executed and is to be performed in the County of Maricopa, State of Arizona and all rights and obligations of the parties shall be governed, construed and enforced according to the laws and decisions of the State of Arizona. Borrower does hereby agree that service of process may be made upon Seller by certified mail at the address set forth in this Agreement.

8.5.2 JURY WAIVER. In recognition of the higher cost and delay which may result from a jury trial, the Parties hereto do hereby waive any right to a jury trial of any action arising hereunder, or in any way connected with or incidental to the dealings of the Parties. Any party hereto may file an original counterpart or a copy of this section with any court as written evidence of the consent of the parties hereto to the waiver of their right to a jury trial.

8.5.3 Jurisdiction. Subject to the arbitration requirements set forth herein, as part of the consideration for this Agreement and regardless of any present or future domicile or principal place of business of Borrower, Borrower hereby consents to the exclusive jurisdiction of any state or federal court sitting in the United States District Court for the District of Arizona or any court of the State of Arizona located in Maricopa County (the “Chosen Forum”) in any action or proceeding the subject matter of which arises out of or relates, directly or indirectly, to this Agreement and each of Borrower and FSW agree that all claims in respect to any action or proceeding shall be heard and determined exclusively in the Chosen Forum to the extent such claims, if any, are not subject to the arbitration requirements. Notwithstanding the foregoing, FSW shall have the right to bring a proceeding in any jurisdiction as chosen by FSW to protect FSW’s right and remedies in the Collateral, which shall be in the sole discretion of FSW. Borrower further waives any objection or right it may have to seek a change of venue based on lack of personal jurisdiction, improper venue, forum non conveniens or otherwise and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court any right it may have to seek a change of venue based on inconvenience of the Chosen Forum or otherwise. The Parties agree that service of process may be made upon a party by United States Mail, certified mail, return receipt requested, postage prepaid, sent to the Party at its last known address of record. Nothing in this Agreement shall be deemed or operate to affect the right of FSW to serve legal process in any other manner permitted by law, or to preclude the enforcement of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

8.5.4 Arbitration. Except for “Core Proceedings” under the United States Bankruptcy Code, or as noted below in the next paragraph of this section, the Parties agree to submit to binding arbitration all claims, disputes and controversies between or among them, whether in tort, contract or otherwise (and their respective employees, officers, directors, attorneys, and other agents) arising out of or relating to in any way (i) this Agreement or any other agreement, instrument, certificate or document entered into between the parties, or any dispute, claim or controversy between them related to any of the transactions contemplated by this Agreement. Any arbitration proceeding will (i) proceed in Maricopa County, Arizona; (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code); and (iii) be conducted in accordance with the Commercial Arbitration rules of the America Arbitration Association (“AAA”), as modified by these provisions.

Notwithstanding the foregoing, however, the arbitration requirement does not limit the right of FSW to (i) foreclose against any Collateral; (ii) exercise self-help remedies relating to Collateral or proceeds of Collateral permitted to FSW, such as setoff or repossession; or (iii) obtain provisional ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency or any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration, including those arising from the exercise of the actions detailed in this paragraph.

Any arbitration proceeding will be before a single arbitrator selected according to the Commercial Arbitration Rules of the AAA. The arbitrator will be a neutral attorney who has practiced in the area of commercial law for a minimum of ten (10) years. The arbitrator will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. In any arbitration proceeding, the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. In any arbitration proceeding discovery will be permitted at the arbitrator’s discretion and will be governed by the Arizona Rules of Civil Procedure unless otherwise ordered by the arbitrator. The arbitrator shall award costs and expenses of the arbitration proceeding in accordance with the provisions of this Agreement.

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

8.6 Attorney’s Fees. Borrower shall reimburse FSW for all reasonable attorney’s fees, court costs and other expenses incurred by FSW arising under or related to this Agreement and the Financing Documents, whether incurred by FSW before or after the commencement of any action or proceeding, including but not limited to: (a) the preparation and negotiation of this Agreement; (b) the exercise of any or all of FSW’s rights and remedies relating to or arising under an Event of Default, whether or not any legal proceedings are instituted by FSW; (c) the protection, preservation, management, operation, or maintenance of any or all of the Collateral; (d) the sale or disposition of any or all of the Collateral; (e) the commencement and prosecution of any suit, action, or proceeding with respect to any or all of the foregoing matters, including an action for relief from the automatic stay arising under the Bankruptcy Code § 362(a), 11 U.S.C. § 362(a) or in connection with any insolvency event of Borrower; and/or (f) the defense of any suit, action or proceeding by Borrower or any other party relating to any or all of the Collateral. Borrower’s obligation to reimburse FSW under this Section shall include payment of interest on all amounts expended by FSW from the date of expenditure at the rate of interest specified in this Agreement. As used in this Agreement, attorneys’ fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services. Notwithstanding the existence of any law, statute or rule, in any jurisdiction that may provide Borrower with a right to attorney’s fees or costs, Borrower hereby waives any and all rights to hereafter seek attorney’s fees or costs thereunder and Borrower agrees that FSW exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, oral or written statements or actions of either Party.

8.7 Survival. The representations and warranties and Borrower’s covenants hereunder shall survive the (a) closing of the Agreement; and (b) termination of this Agreement and FSW may enforce such representations and warranties and covenants at any time. The indemnities of Borrower shall survive repayment of the Inventory Loan and the termination of this Agreement.

8.7 Severability. If any term or provision of this Agreement, or the application thereof to any circumstance, shall be invalid, illegal or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement, or the application of such term or provision to any other circumstance. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

8.8 Amendments. No amendment, modification or waiver, oral or otherwise, with respect to any provision will in any event be effective unless the same is in writing and signed by an officer of Borrower and FSW. Such amendment or modification or waiver must have an original signature of an officer of FSW, and no email correspondence shall be considered a writing for purposes of an amendment, modification or waiver.

8.9 Waiver. No failure or delay on FSW’s part in exercising any right, power or remedy granted to FSW hereunder will constitute or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right set forth herein.

8.10 Relationship of Parties. Borrower acknowledges that the relationship under this Agreement is principally that of creditor and debtor and that there is not now, and Borrower will at no time seek or attempt to establish, any fiduciary or confidential relationship of FSW to Borrower. Borrower waives any right to assert, now or in the future, the existence or creation of any fiduciary or confidential relationship of FSW to Borrower in any action or proceeding, whether by way of claim, counterclaim, cross claim or otherwise.

8.11 Notices. Any notice or other communication by either Party to the other in connection with an Event of Default, breach of this Agreement, termination of this Agreement or any written notice as provided for herein shall be in writing and shall be sent to the address set forth in the Schedule 8.11 and shall be given and be deemed to have been duly given, (i) three Business Days following deposit in the United States mail, with proper postage prepaid; (ii) upon delivery if delivered by hand to the Party to be notified; or (iii) the following day if sent by a nationally recognized overnight delivery service. The address for notices may be changed by written notice delivered as set forth herein. No email correspondence shall be considered a written notice for purposes of this Section 8.11.

8.12 Additional Instruments. Each of the Parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other Party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

8.13 Originals. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Delivery of a manually executed copy of a signature page of this Agreement or any document ancillary thereto or executed pursuant to the transactions contemplated by this Agreement by facsimile or by electronic transmission of a portable document format file or equivalent (also known as a “PDF file”) shall be effective as delivery of a manually executed original counterpart of this Agreement. An electronic signature of this Agreement or any document ancillary thereto or executed pursuant to the transactions contemplated by this Agreement shall be effective as delivery of a manually executed original counterpart of this Agreement, which electronic signature shall be defined as an electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by Borrower or any Person with the intent to sign the record.

8.14 Interpretation. In the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.15 Construction. The Parties have read this Agreement, understand its contents, and represent that each has full and complete authority to sign this Agreement and that the execution, delivery and performance hereunder has been duly authorized by each Party. Each of the Parties hereto has had an opportunity to consult with its respective legal counsel prior to executing this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

In Witness Whereof, the Parties hereto have caused this Revolving Inventory Loan and Security Agreement to be duly executed by their respective authorized officers as of the Effective Date.

BORROWER:

Enlight Group II, LLC,	AMMO, Inc.,
a Delaware limited liability company	a Delaware corporation

By:	By:
Name:	Name:
Its:	Its:

FSW:

Factors Southwest, L.L.C.
d/b/a FSW Funding, an Arizona limited liability

By:
Name:
Title:

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
FSW Initials _____

EXHIBIT A TO THE REVOLVING INVENTORY LOAN AND SECURITY AGREEMENT

EXHIBIT A

Borrowing Base Certificate form

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
Exhibit A – Borrowing Base Certificate	FSW Initials ____

SCHEDULE 4.5

LITIGATION

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
Schedule 2 – Litigation	FSW Initials ____

SCHEDULE 4.9

Location of Collateral

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
Schedule 2 – Litigation	FSW Initials ____

SCHEDULE 8.11

Address for Notices

Revolving Inventory Loan and Security Agreement	Borrower Initials _____
Schedule 3 – Notices	FSW Initials ____

FSW FUNDING

FIRST AMENDMENT TO THE REVOLVING INVENTORY LOAN AND SECURITY AGREEMENT

This First Amendment to the Revolving Inventory Loan and Security Agreement (this "Agreement") as is entered into on the 31st day of July, 2020 between AMMO, INC. and ENLIGHT GROUP II, LLC, (collectively and individually, the "Borrower"), the Guarantor identified on the signature page hereto and Factors Southwest, L.L.C. dba FSW Funding ("Lender")

WHEREAS, the Borrower and Lender have entered into that certain Revolving Inventory Loan and Security Agreement dated as of June 17, 2020 (as amended, modified and supplemented in accordance with the terms thereof, the "Existing Credit Agreement") and with other documents and writings associated therewith (the "Credit Documents");

WHEREAS, the Borrower has requested that the Lender amend certain terms and conditions of the Existing Credit Agreement in order to amend the definition of Maximum Inventory Loan Amount;

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I. Amended Terms and Conditions

The definition of Maximum Inventory Loan Amount as set forth in Section 1.1 (Defined Terms) of the Existing Credit Agreement are hereby deleted in its entirety and replaced with the following:

"**Maximum Inventory Loan Amount"** – Two Million and Two Hundred Fifty Thousand ($2,250,000).

II. Representations and Warranties

The Borrower hereby represents and warrants to the Lender that no Default or Event of Default currently exists under the Existing Credit Agreement and will exist after giving effect to this Amendment.

III. General

This Amendment, is incorporated and made part of the Existing Credit Agreement, the Existing Credit Agreement as amended by this Amendment and other Credit Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Except as expressly modified and amended in this Amendment, all the terms, provisions and conditions of the Credit Documents shall remain unchanged and shall continue in full force and effect.

IV. Severability

If any provision of this Amendment is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid, or unenforceable provisions.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

BORROWER:	**ENLIGHT GROUP II, LLC,** a Delaware limited liability company		
	By: _______________________________		
	Name:	Fred Wagenhals	
	Title:	CEO	
	AMMO, INC., a Delaware corporation		
	By: _______________________________		
	Name:	Fred Wagenhals	
	Title:	CEO	
LENDER:	**Factors Southwest, L.L.C.**		
	By: _______________________________		
	Name:	Robyn Barrett	
	Title:	Managing Member	
	Address:	4530 East Shea Blvd., Ste. 170 Phoenix, AZ 85028